                                                                EXHIBIT 10.10(a)



                        MANUFACTURE AND SUPPLY AGREEMENT

                                     between

                              ALLERGAN SALES, INC.

                                       and

                                CARL ZEISS, INC.

                                  on behalf of

                            HUMPHREY SYSTEMS DIVISION


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                       MANUFACTURING AND SUPPLY AGREEMENT

        THIS MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is effective as of May 28, 1999 by and between Allergan Sales, Inc., a California corporation, on behalf of itself and its Affiliates ("Allergan"), having an address at 2525 Dupont Drive, Irvine, California 92612 and Carl Zeiss, Inc., a New York corporation, on behalf of its Humphrey Systems Division ("Humphrey"), having an address at 5160 Hacienda Drive, Dublin, California 94568.

                                    RECITALS

        A. Allergan is engaged in the design, distribution and marketing of certain phacoemulsification equipment, including the Products described in Exhibit "A" attached hereto, as amended by the parties from time-to-time, for use in cataract removal surgery.

        B. Humphrey has the capability and desire to manufacture, service, and supply the Products to Allergan and Allergan desires that Humphrey manufacture, service and supply the Products to it upon the terms and conditions contained herein.

        C. Allergan and Humphrey desire to enter into this Agreement governing the manufacture and supply of Products by Humphrey for Allergan's exclusive use and purposes.

                                    AGREEMENT

        NOW THEREFORE, in consideration of the covenants contained herein, the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

        1.1 "Affiliates" of a party shall mean any corporation or other business entity controlling, controlled by, or under common control with such party.

        1.2 "Agreement" shall mean this Manufacturing and Supply Agreement.

        1.3 "Allergan" shall mean Allergan Sales, Inc., a Delaware corporation.

        1.4 "CE Mark" shall mean the mark of conformity with one or more applicable directives of the European Union.

        1.5 "CFR" shall mean the United States Code of Federal Regulations.

        1.6 "cGMPs" shall mean the standards established by the FDA for current Good Manufacturing Practices, as specified in 21 CFR Section 820 Quality System Regulations; 21 CFR Section 807 Establishment Registration and Device Listing for Manufacturers of Devices; 21 CFR Section 803 Medical Device Reporting; 21 CFR Section 801 Labeling; 21 CFR Section 810 Medical Devices Recall

Authority; 21 CFR Section 806 Medical Devices Reports of Corrections and Removals; the Federal Food, Drug and Cosmetic Act, as amended; EN46000, 1 and/or 2; ISO 9001 and/or 9002; and the standards established in the European Union's Council Directive 93/42/EEC of 6/14/93 Concerning Medical Devices (the "MDD").

        1.7 "Contract Year" shall mean the twelve- (12) month period following the Effective Date of this Agreement, and each subsequent twelve- (12) month period during the term of this Agreement.

        1.8 "Control" (including "controlling", "controlled by" and "under common control with" of any party, corporation, or other business entity) shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, corporation, or other business entity, respectively.

        1.9 "Device Master Record" shall mean the compilation of records containing the procedures and specifications for a component, in accordance with 21 CFR 820.

        1.10 "Effective Date" shall have the meaning given to it in the introductory paragraph hereto.

        1.11 "EPA" shall mean the United States Environmental Protection Agency.

        1.12 "Facility" or "Facilities" shall mean Humphrey's manufacturing facilities at 5160 Hacienda Drive, Dublin, CA 94568.

        1.13   "FDA" shall mean the United States Food and Drug Administration.

        1.14 "Humphrey" shall mean Humphrey Systems, a division of Carl Zeiss, Inc., a New York corporation.

        1.15 "Intellectual Property" shall mean (i) all patents, patent applications, patent disclosures, records of invention and any patents, U.S. or foreign, issuing Affiliates, related to the Products; (ii) all trade names, trademarks, copyrights, logos, symbols, and various applications therefor and registrations thereof related to the Products; (iii) all inventions, discoveries, devices, methods, ideas, concepts, processes, know-how, technical data; financial, marketing, and business data, trade secrets and any other intellectual property (whether or not patentable, reduced to practice, or copyrightable) (collectively the "Inventions" resulting from, related to, or arising out of the manufacturing, development, sale, distribution and marketing of the Products on or prior to the Effective Date of this Agreement, including, but not limited to, the Specifications; (iv) all Inventions resulting from, related to, or arising out of all research, development, manufacturing, sale, distribution, or marketing activities related to the Products; and (v) any engineering change or process change proposed by Allergan, whether or not incorporated into the Specifications.

        1.16 "Products" shall have the meaning given to it in Recital A.

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        1.17 "Specifications" shall mean the product specifications, test protocols, packaging specifications, component specifications; and any other documentation or drawings necessary to produce and service the Products.

        1.18 "Term" shall have the meaning given to it in Section 2.1.

        1.19 "Transition Plan" shall mean the technology transition plan developed by the parties hereto, as modified from time-to-time.

SECTION 2. TERM AND TERMINATION.

        2.1 Term. The term of this Agreement (the "Term") shall be for four (4) years, commencing on the Effective Date. This Agreement may be amended or extended at any time during the Term by a written agreement signed by both parties. This contract will automatically renew for a one (1) year period or longer term of agreed upon duration, unless written notification of an intent not to renew this Agreement is provided by one party to the other at least nine
(9) months before the scheduled expiration of this Agreement.

        2.2 Termination for Cause. This Agreement may be immediately terminated by either of the parties by giving concurrent written notice of such termination to the other party, if:

               2.2.1 Monetary Breach. The other party breaches any monetary term of this Agreement and fails to remedy such breach within twenty-five (25) days following the receipt from the non-breaching party of a written notice of such breach; which notice reasonably specifies the extent and nature of such breach; and/or

               2.2.2 Other Breach. The other party breaches any other term of this Agreement and fails to remedy such breach within sixty (60) days following the receipt from the non-breaching party of a written notice of such breach; which notice reasonably specifies the extent and nature of such breach; and/or

               2.2.3 Other Events. The other party (i) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) makes a general assignment for the benefit of creditors, (iii) becomes insolvent, (iv) ceases doing business, and/or (v) takes any corporate action to authorize any of the foregoing.

        2.3 Continuing Obligations. Upon expiration or termination of this Agreement, the rights and obligations of the parties pursuant to this Agreement shall cease, except as follows:

               2.3.1 The obligations of confidentiality and use of information under Section 10 of this Agreement shall survive such expiration or termination.

               2.3.2 The indemnity obligations under Section 11 shall survive such expiration or termination.

               2.3.3 Expiration or termination of this Agreement for any reason by a party shall not relieve the parties of any obligation accruing prior to such expiration or termination.

               2.3.4 Upon expiration of this agreement, Allergan will purchase at the prevailing standard cost, the raw materials and finished goods held at Humphrey. The raw materials repurchased would be in the quantity mutually agreed upon to support required delivery times and manufacturing lead-time.

               2.3.5 Upon the expiration of this agreement Humphrey agrees to support in good faith and provide the necessary resources to transfer the Product technologies to the supplier designated by Allergan.

SECTION 3. PRICING AND PAYMENT.

        3.1 Determination of Price. The pricing for the Products during the first Contract Year are estimated in the table set forth immediately below and shall be supported by a "costed" bill-of-material to be provided to Allergan by Humphrey. The costs reflected in the "costed" bill-of-materials are based on the following categories: (i) * (ii) * and (iii) *.

                                                                                     2000
                                       1999              1999          Z-H        ALLERGAN ST
PRODUCT                              FORECAST          PRICING         2000          B COST
-------                              --------          -------         ----       -----------
Diplomax(TM) Consoles                    *                 *             *             *
Sovereign(TM) Consoles                   *                 *             *             *
Prestige(TM) Consoles                    *                 *             *             *
Electric IV Pole                         *                 *             *             *
Diplomax(TM) Remote Control              *                 *             *             *
Console Footswitch, 3 CPI                *                 *             *             *
Sovereign(TM) Footpedal                  *                 *             *             *
Sovereign(TM) Remote Control             *                 *             *             *
Prestige(TM) Foot Pedal                  *                 *             *             *
Command Power Pole                       *                 *             *             *
Sovereign(TM) Signature Cart             *                 *             *             *

*Estimated pricing based on Allergan's material standard cost and labor estimate. Final pricing to be determined within 30 days after the product technology is successfully transferred to Humphrey.


        3.2 Written Estimates. For budgeting purposes, Humphrey shall provide Allergan a written estimate of all Product pricing by September l of each year. Based upon such written estimate and the guidelines contained in Sections 3.1 and 3.4, the parties shall set and fix the prices of all Products by October 1 of each year, which prices shall be effective on January 1 of the new year.


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*   Certain information may have been omitted from this page and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions, which have been designated as *.

        3.3 Subsequent Years. Pricing for subsequent Contract Years may be increased or decreased once per year due to changes in forecasted volume and changes in material cost. Markup and purchase parts overhead will remain constant for the term of the agreement.

        3.4 Demand Forecast Fluctuations. In any given year, if the labor hours for the total forecasted volume of all products increases or decreases by more than ten percent (10%), the two parties will renegotiate the allocation of overhead and the impact to price. Based on this renegotiation the new price will increase or decrease for the next contract year in direct relationship to the volume change. If the labor hours associated with the annual forecast changes less than ten percent (10%), the overhead cost will remain unchanged. Raw material cost will be reviewed during the renegotiation for increases and/or decreases. Reasonable supporting documentation will be provided as required to support the adjustment. These agreed upon changes in the component prices will become the new "costed" bill of material used in establishing the frozen cost for the upcoming year.

        3.5 Cost Savings. Cost savings shall be determined by comparison of the frozen "costed" Bill-of-Material, with the "going to" costed Bill of Material as supported by reasonable levels of documentation Allergan shall be responsible for the tooling cost and shall retain the title and exclusive control of said tooling. For any cost saving generated by Humphrey and agreed to in writing by Allergan, Allergan agrees to share the cost savings with * percent (*%) of the savings going to each party until the standard cost is reset. When the standard cost is reset the cost savings will be incorporated in the new standard cost and *% will be passed on to Allergan.

        3.6 ECR Price Adjustments. If Allergan increases the cost of the product as the result of an ECR the cost of the Product will be increased immediately. If Humphrey increases the cost of the product through the implementation of an ECR the standard cost will not increase until the annual re-roll of the standard cost.

        3.7 Payment Terms. Terms of payment shall be made net * (*) days from the date of receipt of acceptable Product at Allergan's Irvine, California location, or net * (*) days from date of shipment to Allergan's customer, as appropriate.

        3.8 Shipping Terms. All Products shall be shipped FOB Humphrey's shipping point at Dublin, California.

        3.9 Failure to Purchase. At the end of three (3) consecutive calendar months, if Allergan has purchased less than * dollars (US$*) of Product, Allergan shall, at Humphrey's request, compensate Humphrey for the costs of money for materials and labor for that month less any amount of Product purchased. However, that said cost shall in no case exceed $* per month or $* in aggregate in any calendar year. Said costs of materials and labor shall be determined based upon actual costs and calculated in accordance with standard accounting principles.


----------

* Certain information may have been omitted from this page and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions, which have been designated as *.

SECTION 4. PRODUCT AND MANUFACTURING SPECIFICATIONS AND TEST METHODS.

        4.1 Specifications. Allergan shall provide Humphrey with the Device Master Record and Specifications for all Products and shall update such Specifications from time-to-time as necessary. Humphrey shall manufacture, service and supply the Products in accordance with the most current Specifications and Device Master Record.

        4.2 Engineering Change Request. Either party, by means of an ECR may propose changes to the Specifications or the general manufacturing process, from time to time. Such ECRs shall be communicated in writing to the other party, and the receiving party shall determine arid advise the proposing party in writing if the proposed change is acceptable. Non-urgent ECRs shall be processed by the receiving party within ten (10) working days, and acceptance or rejection of the request shall be acknowledged by the proposing party within that time. In the event that the proposing party considers the ECR urgent, notice of such urgency shall be made at the time of request to the receiving party, and the parties shall agree on a priority for the ECR. To expedite the implementation of approved/urgent ECRs, it may be necessary for Humphrey to use redlined drawings and/or documentation to initiate the change; however, the use of any redlined drawings or documents for manufacturing purposes shall be permitted only upon the written approval of Allergan's Director of Operations for Engineering or his or her designee. No changes to the Specifications or significant change to the manufacturing process shall be made without the prior approval of the both parties hereto, which shall be evidenced by their signatures on the final ECR. All costs associated with an ECR, including field retrofits, scrapping of existing component inventory or rework costs shall be agreed to in writing by the parties prior to implementing any change.

        4.3 Improvements/Retrofits. Product changes that require field retrofit shall be authorized by an approved ECR that is agreed to by both parties prior to its implementation. Any ECRs which are the result of sustaining engineering activities such as process improvements, cost savings, and substitution for obsolete or unavailable components shall be the responsibility of Humphrey, and Humphrey shall pay for all costs of implementing such changes. Humphrey agrees to pay for any costs associated with field retrofits that are caused by its actions. Allergan agrees to pay for any costs associated with field retrofits that are caused by its actions.

        4.4 Certificate of Conformance; Device History Record. Each Product shipment shall be accompanied by a Certificate of Conformance ("COC") in the form of Exhibit "B" attached hereto. Humphrey shall maintain a copy of each such COC, along with a Device History Record ("DHR") for the actual life of the Product, consistent with cGMP requirements. A copy of the COC and/or DHR shall be provided by Humphrey to Allergan within forty-eight (48) hours of any request for such. Upon the expiration or sooner termination of this Agreement, Humphrey shall return all COC's and DHR's to Allergan.

        4.5 Quality Materials. Humphrey shall continually qualify sufficient new sources of supply and utilize only qualified, approved sources for all raw materials, components and sub assemblies used in the manufacture of the Products, so as to ensure the continuity of supply of Products hereunder. No change may be made in the supplier or grade of any such raw material, component, or sub-assembly without the prior written approval of Allergan.

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        4.6 Official Correspondence. Humphrey shall provide to Allergan, within
24 hours after receipt, a copy of any letter, document, or similar instrument submitted to or received from the FDA, any governmental authority or any other national health agency with regard to the Products or their manufacture, including ISO Audit Observations, Warning Letters and/or Form 483s.

        4.7 Third Party Lab. Any third party or contract laboratory used for the testing of Products or service must have been qualified by Humphrey and approved by Allergan prior to its use for that purpose.

        4.8 Artwork Changes. Allergan shall communicate all changes in copy and artwork for the Products to Humphrey in writing. Any additional costs due to copy and artwork changes shall be borne by Allergan.

SECTION 5. PLACE OF MANUFACTURE; RIGHT OF INSPECTION.

        5.1 Place of Manufacture. Humphrey shall perform all manufacturing, storage, handling, and testing of Product at the Facilities.

        5.2 Allergan Inspection. Humphrey shall permit Allergan or its agents, during reasonable business hours and upon at least twenty-four (24) hours advance notice, access to inspect the Facilities where the Products arc manufactured, handled, stored, or tested, as well as all processes relating to the manufacture, storage, handling, or testing of the Products and all manufacturing, handling, storage, and test records regarding the Products; and shall reasonably assist Allergan with such inspections. Where possible, Humphrey shall correct any significant deficiencies found within thirty (30) days of their written notification of such deficiencies by Allergan, or provide Allergan with a detailed corrective action plan specifying the required timeframe for correction of the deficiencies.

        5.3 Government Inspections. Humphrey shall extend the same inspection privileges set forth in Section 5.2 to agents of the FDA or other governmental authorities, as required. Humphrey shall notify Allergan within 24 hours of any such inspection related to the Products. In addition, Humphrey shall provide Allergan with copies of any and all inspection reports from the FDA or other relevant governmental authorities regarding the manufacture of the Products within three (3) days of receipt of such reports.

        5.4 Validation. Humphrey shall support Allergan requests for validation, and shall conduct such work as is required to validate all processes, equipment, and test methods required to ensure the conformance of the Products to the Specifications and cGMPs.

SECTION 6. TERMS OF SUPPLY.

        6.1 Conformance with Specifications. Humphrey shall supply Allergan with Products produced, packaged, tested and shipped according to the Specifications under the terms and conditions of this Agreement and manufactured in accordance with cGMP's and all appropriate laws, regulations, and requirements.



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        6.2 Forecast and Supply Amounts. Allergan shall, on a monthly basis, provide Humphrey with a rolling twelve-month, non-binding forecast of estimated Products needed by the tenth (10th) working day of each month. Humphrey shall use Allergan's forecast to plan and build Products to support the forecast as provided. Lead-time for Products shall be so more than forty-five (45) work days from receipt of Allergan's Purchase Order to shipment of Product(s). However, it is understood that, in the case where the requested shipping date is sooner than such period, Humphrey shall make all reasonable effort to comply with Allergan's requested shipping date, as specified on the applicable Purchase Order. Should Allergan request more Product than projected in the appropriate forecast, Humphrey shall produce at least the following percentage. of the incremental increase in quantity of Product requested over the forecasted amount, depending on the number of days of lead-time requested by Allergan as follows: (i) one hundred percent (100%) for more than 90 work days of lead-time (ii) thirty percent (30%) for lead-times between 60 and 90 work days; (iii) twenty percent (20%) for lead-times between 30 and 60 work days; and (iv) zero percent (0%) for lead-times less than 30 work days. There shall be no minimum annual order quantities. Humphrey and Allergan shall continually seek ways to reduce manufacturing lead-time for the Products to m ultimate target of less than fifteen (15) work days, and to agree upon an appropriate level of safety stock to be maintained by Humphrey to cover monthly variations in Product sales. Such safety stock levels may be adjusted only by mutual written agreement of the parties.

        6.3 Purchase of Inventories. Except for all unique production test equipment, tooling, fixtures, jigs, etc., including any custom vendor tooling used in the manufacture and service of Products, for which Allergan shall retain ownership, as the manufacture of each Product is transferred from Allergan to Humphrey, Humphrey shall purchase all of the remaining active component inventories for that Product from Allergan at standard cost, subject to the mutual agreement of the parties as to the nature and quantity of components.

        6.4 Allergan-Approved Suppliers. Humphrey shall purchase any custom designed components and materials only from the suppliers approved by Allergan in writing. Off-the-shelf components that conform to the established Specifications may be purchased from existing Humphrey suppliers, or Humphrey's choice of suppliers. Allergan must approve any change of supplier for a custom-designed component in writing prior to making such a change. Humphrey shall take the lead in the qualification of alternate suppliers and the transfer of manufacturing technology to them: (i) in the event that supply from the existing approved supplier becomes unavailable, (ii) to implement cost savings projects, and (iii) to support new product development projects. During the technology transfer Allergan shall provide Humphrey with advance notification of any materials, components, or Products that are scheduled to become obsolete. Upon the technology transfer, as defined in the Transition Plan, Humphrey shall monitor and manage supply to ensure the timely availability of purchased materials.

        6.5 Label or Copy Changes. Humphrey shall promptly implement any and all label or copy changes submitted by Allergan, based on timetable established on the ECR as agreed by the parties.

        6.6 New Products. Humphrey shall provide reasonable support, including quality control, document control, sustaining engineering, purchasing and planning to facilitate the introduction, launch and post launch activities of a new Product, at no cost to Allergan. Any decision between Allergan and Humphrey to jointly develop new Products or Product enhancement or technologies must: (i) have the prior written approval of Allergan's Director of Phaco Engineering as well as the Vice-President of Research and Development at Humphrey; and (ii) the financial responsibilities of both parties must be clarified in writing and signed by both parties.

        6.7 Limited Research and Development. During the Term of this Agreement, Humphrey shall not perform any research and/or development activities for equipment, supplies or Products that would compete with Products covered by this Agreement. Humphrey reserves the rights to design, research, develop, manufacture, and sell products, as long as such products do not compete with the Products covered by this Agreement.

SECTION 7. REJECTIONS AND CLAIMS.

        7.1 Product Resection. Upon receipt of Products, if Allergan shall determine that a particular Lot of Product does not conform to the Specifications, Allergan shall have the sole right to reject the lot for replacement by Humphrey. Upon such a rejection, Allergan shall notify Humphrey in writing of the reasons for rejection and shall provide Humphrey with the opportunity to rework or replace the Products with conforming Products at Humphrey's expense. However, if rejection is based upon design, specification or software defect, then Allergan shall bear all costs of rework or replacement.

        7.2 Return of Rejected Products. Rejected Products caused by workmanship defects shall be returned to Humphrey by Allergan at Humphrey s expense. Any rejection that is based solely upon a design or software defect, shall be returned and reworked at Allergan's expense; and any reworked or replacements Product(s) shall be re-tested by Humphrey prior to its shipment to Allergan. Any rework procedure to be used on Products must have been validated by Humphrey and approved in writing by Allergan prior to the rework.

        7.3 Rejection Dispute. In the event of a dispute between the parties over the validity of a rejection, Allergan and Humphrey agree to submit a sample of the rejected Lot to an independent test facility to be agreed upon by both parties. Further, both Allergan and Humphrey shall accept the results of the testing performed by that facility as binding with regard to that Lot. The expense of such testing shall be borne by the losing party.

        7.4 Customer Complaints. Allergan shall be responsible for the receipt, investigation, trending, and reporting of any and all customer complaints regarding the Products; including all MDR reporting to the FDA and other governmental and regulatory authorities. Allergan agrees to provide complaint data and trending to Humphrey, on a monthly basis. Humphrey shall: (i) support Allergan's efforts on this behalf, and shall perform failure investigations or other appropriate evaluations of suspect components or Products upon Allergan's request; and shall report initial findings to Allergan in writing within ten
(10) working days from receipt of request, (ii) advise Allergan of the facts surrounding an unreported customer complaint in writing within ten (10) working days after Humphrey becomes aware of such an unreported customer complaint during the field service of Allergan's Products, and (iii) provide Allergan with a (open and closed) repair report for product evaluations resulting from field service or depot repair to Allergan electronically within ten (10) working days of the new month.

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        7.5 Product Recall. Allergan has the sole authority to recall any
Products, if it believes that there is a potential significant health hazard or non-compliance with applicable government regulations. Humphrey shall, in the event of such a recall, be responsible for all expenses related to the recall if the recall results from a breach of its duties hereunder or a defect in their manufacturing or servicing of the Products. Allergan shall be responsible for all expenses relating to a recall if the recall results from design or specification defects in the Products, or other items not covered under Humphrey's duties under warranty, as provided in Section 8 of this Agreement.

SECTION 8. MANUFACTURER'S WARRANTY.

        8.1 Facilities and Employee Warranties. Humphrey warrants that the Facilities have been inspected by the FDA, and any other governmental authority, that they are; to the best of their knowledge, fully compliant with cGMPs, and that all employees working on the Products whose responsibilities involve work which must be performed under cGMPs have been properly trained in the requirements of cGMPs. Humphrey additionally warrants that the Facilities hold all necessary permits from local, State, Federal, and other governmental authorities required for it to manufacture and test the Products. Humphrey shall supply Allergan with Products produced, packaged, tested and shipped according to the Specifications under the terms and conditions of this Agreement and manufactured in accordance with cGMP's and all appropriate laws, regulations, and requirements.

        8.2 Product Warranties. Humphrey warrants that: (i) all Products shall:
(i) be free from defects of workmanship, (ii) be in conformance with the Specifications, (iii) be produced under cGMP's, (iv) comply with subsections
(i), (ii) and (iii) for a * (*) year period for Products shipped domestically, for a * (*) month period for Products shipped for export. Such periods shall commence upon the date the Product is originally shipped to Allergan's customer as documented on the customers invoice for domestic shipments, and from the date of shipment from Humphrey's distribution center for export shipments. Neither this warranty nor any other warranty, express or implied, including implied warranty of merchantability and fitness for a particular use, shall extend beyond the warranty period. No responsibility is assumed for any incidental or consequential damages.


        8.3 Depot Warranty. Humphrey warrants that all Products covered by their Depot support operation shall comply with the warranties contained in Sections 8.2(i), (ii) and (iii) for a period of * (*) days from the date of shipment of the repaired Product. As the product return rate drops below *% Humphrey shall extend the depot warrant to * days.

        8.4 Warranty Repairs. Humphrey shall complete all manufacturer's warranty repairs work within fifteen (15) days of receipt of the Product to be repaired, and shall ship the Product back to the customer at no cost to Allergan or the customer.


----------

* Certain information may have been omitted from this page and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions, which have been designated as *.

        8.5 No Design or Software Warranty. Humphrey does not warrant the design of the Products, or any software used with the Products.

        8.6 Excessive Repair. Should workmanship or material defects covered by the manufacturer's warranty, require that any particular Product be serviced more than three (3) times within the 1 year manufacturer's warranty period, Humphrey shall replace said Product with a new Product at its expense. The warranty period for the replacement Product shall commence upon the replacement Product's shipment.

        8.7 Warranty Reporting. On a monthly basis Humphrey shall report to Allergan, in a satisfactory format, all work, which is covered by the Manufacturer's Warranty.

SECTION 9. DEPOT REPAIRS.

        9.1 Warranty Repairs. Humphrey shall perform both warranty and non-warranty repairs at their Facility. In the event of a warranty or non-warranty repair request, Humphrey shall provide Allergan with a written estimate within forty-eight (48) hours of the receipt of the Product to be repaired. If Allergan approves the non-warranty repair, Humphrey shall complete the repair and ship the Product back to Allergan's customer within fifteen (15) working days of the receipt of the approval to proceed with the repair from Allergan.

        9.2 Warranty Shipments. Warranty and non-warranty repairs shall be shipped FOB Origin, prepaid and add invoiced to Allergan. The time to ship product back is not included in the fifteen (15) day repair period. Humphrey may use reconditioned materials in the repair of Product, as long as such materials conform to the Specifications and perform equivalently to new materials.

        9.3 Billing. Billing for Depot Service (i) for USA requirements shall be between Allergan's customer and Allergan. Allergan shall act on behalf of Allergan's customers and issue payment to Humphrey for any Allergan authorized non-warranty repair and (ii) for export requirements shall be between Humphrey and Allergan's Affiliate or approved agent. Humphrey shall be responsible for the cost of any repair that is covered by the Manufacturer's Warranty.

        9.4 Spare Parts. Humphrey shall sell spare parts and provide service only to Allergan's Affiliates or authorized Distributor and 3rd Party Agents. The sale price for spare parts shall be based on Humphrey's standard *. The Purchased Parts Overhead covers the cost for purchasing, scrap, excess and obsolete material and inventory carrying. The cost of packaging and transportation to Allergan's Subsidiary shall be paid by Allergan and added to the spare parts invoice.

        9.5 Spare Part Forecasting. Humphrey shall be responsible for forecasting and maintaining the appropriate component and sub-assembly inventory for Allergan's global spare part requirements and service and repair of the Products.


----------

* Certain information may have been omitted from this page and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions, which have been designated as *.

SECTION 10. CONFIDENTIALITY.

        10.1 Obligation of Confidentiality. The parties hereto agree not to use Confidential Information (as defined in Section 10.2) except for the purposes of this Agreement and the parties hereto agree not to disclose or transfer Confidential Information to any other person or entity.

        10.2 Confidential Information. The parties hereto agree that "Confidential Information" shall mean all information disclosed to one another in connection with this Agreement which is marked "Confidential" or "Proprietary" or, if orally disclosed, is summarized and confirmed as Confidential or Proprietary in writing within thirty (30) days after such disclosure. However, "Confidential Information" shall not include information:
(i) which a party can demonstrate by written records was known to it before the date of disclosure or development hereunder, or (ii) which at the time of disclosure or development was in the public domain; or (iii) which becomes part of the public domain except by breach of this Agreement; or (iv) which is lawfully disclosed to that party on a non-confidential basis by a third party who is not obligated to either party or any other party to retain such information in confidence.

        10.3 Return of Confidential Information. Upon expiration or sooner termination of this Agreement or any extension hereof, or at any time either party so requests, both parties agree to return to the other party any written, printed or other materials embodying Confidential Information, including all copies or excerpts thereof, developed by or given to the other party in connection with that party's work under this Agreement. The sole exception shall be that both parties may retain copies of such manufacturing documentation as is required by the FDA or other governmental authorities, including ell documentation retention required by cGMPs.

        10.4 Survival. The obligations of confidentiality and non-use contained in this Section 10 shall survive the expiration or sooner termination of this Agreement for a period of five (5) years.

SECTION 11. INDEMNIFICATION.

        11.1 Humphrey Indemnification. Humphrey shall indemnify, defend, release and hold Allergan and its directors, officers, employees, agents, and Affiliates harmless from and against any and all liabilities, losses, injuries, damages, expenses (including attorneys' fees, without regard to outcome), settlement costs, costs of product corrections or recalls, market recovery of Product, product liability claims, or judgments, resulting from Humphrey's failure to manufacture the Product in accordance with Allergan's designs or specifications, meet the terms and conditions of Section 8 or any other material breach of any of its obligations or warranties under this Agreement.

        11.2 Allergan Indemnification. Allergan shall indemnify, defend, release and hold Humphrey and its directors, officers, employees, agents, and Affiliates harmless from and against any and all liabilities, losses, injuries, damages, expenses (including attorneys' fees, without regard to outcome), settlement costs, costs of product corrections or recalls, market recovery of Product, product liability claims, or judgments, resulting from Allergan's material breach of any of its obligations under this Agreement or from design, specification or software defects in the Products.

        11.3 Claims. A party (the "indemnitee") which intends to claim indemnification under this Section 11 shall promptly notify the other party (the "indemnitor") in writing of any action, claim or other matter in respect of which the indemnitee or any of its directors, officers, employees, agents and Affiliates intend to claim such indemnification. The indemnitee shall permit, and shall cause its directors, officers, employees, agents and Affiliates to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim, or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its directors, officers, employees, agents and Affiliates shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

SECTION 12. MISCELLANEOUS.

        12.1 Notices. Any and all notices permitted or required to be given hereunder shall be deemed duly given: (i) upon actual delivery, if delivery is by hand; (ii) upon the third business day after delivery into the United States mail if the postage is properly prepaid and delivery is by first class, registered, or certified (return receipt requested) mail; or (iii) upon facsimile transmission, so long as the original is then sent by overnight delivery or first class mail. Each such notice shall be sent to the respective party at the address indicated below or to any other address that the respective parties may designate from time to time.

If to Humphrey:       Humphrey Systems
                      5160 Hacienda Drive
                      Dublin, CA 94568
                      Attn: Vice President of Operations
                      Fax: (925) 557-4402

If to Allergan:       Allergan
                      2525 Dupont Drive
                      Irvine, California 92612
                      Fax: (714) 724-5598
                      Attn: Director of Worldwide Surgical Logistics

                      With a copy to the General Counsel at the same address.

        12.2 Force Majeure. Neither party shall be responsible or liable for any default in performance of this Agreement arising directly or indirectly from any cause beyond such party's control, including fire, flood, earthquake, acts of God, war (declared or undeclared), enemy action, embargo, governmental order, proclamation or regulation, accident, explosion, riot, insurrection, or expropriation of the property by government authority.

        12.3 Assignment. Neither party shall assign or subcontract its rights and obligations under this Agreement without the prior written consent of the other party. In the event that either party is acquired, wholly or in part, by a third party during the term of this Agreement, the rights and responsibilities of the acquired party under this Agreement shall be preserved intact, and shall become the rights and responsibilities of the acquiring party, subject to the non-acquired party's prior written consent.

        12.4 Governing Law. This Agreement shall be construed, and the rights of the parties determined, in accordance with the laws of the State of California, without regard to that State's rules regarding choice or conflict of laws.

        12.5 Dispute Resolution. The parties hereto agree that they shall first attempt to resolve any dispute arising out of this Agreement by mutual agreement of the parties. If the parties are unable to agree, within a reasonable time, on a resolution of the dispute, the dispute will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA). Nothing in this Agreement shall prevent either party from seeking injunctive or interim relief against the other party from a judicial or administrative authority pending the resolution of a dispute or controversy by arbitration.

        12.6 Independent Contractor. Humphrey is and at all times shall be deemed to be an independent contractor and shall be wholly responsible for the goods supplied and services performed under this Agreement. Nothing contained herein shall be construed as creating the relationship of employer/employee or principal/agent. Humphrey shall assume full responsibility for the actions of its employees as related to the products and services provided under this Agreement.

        12.7 Intellectual Property. Allergan maintains, and shall maintain, the sole ownership of all Product registrations, pre-market notifications, and CE mark authorizations for its Products. Humphrey shall support Allergan by providing any documentation needed to obtain or maintain Product registrations. Allergan retains the sole rights to all Intellectual Property existing or developed by Allergan for the Products unless otherwise mutually agreed to by the parties. Allergan shall have the sole option of determining whether to file a patent or patents for the technologies developed for the products under this Agreement. If Allergan and Humphrey choose to jointly develop new product technologies, any such project must have prior written approval from Allergan's Director of Phaco Engineering; and the financial responsibilities of both parties shall be clarified in writing and signed by both parties. Humphrey shall provide reasonable support, including quality control, document control, and sustaining engineering, to facilitate the introduction of a new product or at no cost to Allergan.

        12.8 Modification. This Agreement cannot be changed orally, and no modification of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Allergan and Humphrey, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith.

        12.9 Severability. If any provision of this Agreement is adjudged to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes of this Agreement.

        12.10 Waiver. The failure of either party to enforce, at any time or for any period of time, the provisions hereof, or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provisions or exercise such option. No waiver of any provision hereof shall be deemed a waiver of any succeeding breach of the same or any other provisions of this Agreement.

        12.11 Entire Agreement. This Agreement contains the sole and entire understanding of the parties related to its subject matter, and supersedes all oral or written agreements concerning this subject matter made prior to the date of this Agreement.

        12.12 Business Review Process. To promote a business relationship that builds off of the strengths of each company, Allergan and Humphrey shall meet at least semi-annually, in January and July of each calendar year, during the Term of this Agreement. During this meeting the parties shall (i) share their company's sales and marketing plans, (ii) cost savings ideas, (iii) review key business performance metrics including but not limited to purchase price variance, shipping performance, service levels (iv) and progress to reduce manufacturing lead-time. Humphrey and Allergan agree to explore feasibility of distributing Products out of Humphrey's Facilities. Should the use of Humphrey's Facilities for distribution of the Products prove practicable for both parties, the parties also agree to explore the feasibility of Humphrey maintaining ownership of the Products until they ship to the customer.

        12.13 Incorporation of Exhibits. Exhibits "A" and "B" attached hereto are hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the parties hereto have executed this Manufacturing and Supply Agreement as of the date first written above.

ALLERGAN, INC.                           HUMPHREY SYSTEMS, A DIVISION
                                         OF CARL ZEISS, INC.

By:     /s/ Jacqueline Schiavo           By: /s/ Lothar Koob
        ----------------------------         -----------------------------------
Name:   Jacqueline Schiavo               Name:   Lothar Koob
Title:  Corporate Vice President of      Title:  President
        Worldwide Operations

                                   EXHIBIT "A"
                                  PRODUCT LIST

                                                                        TECH          END OF
PRODUCT                         DESCRIPTION                  FAMILY     TRSFR         SERVICE
-------                         -----------                  ------     -----         -------
OM417501            Remote Control, Diplomate(R) MMP      Diplomate(R)    S          12/2005
OM5201012B          Diplomate(R) Black 120V System        Diplomate(R)    S          12/2005
OM5201012G          Diplomate(R) System, 120V Grey        Diplomate(R)    S          12/2004
OM5201012W1         Diplomate(R) System, 120V White       Diplomate(R)    S          12/2005
OM5201012W2         Diplomate(R) System, Wht 120V         Diplomate(R)    S          12/2004
OM5201013B          Diplomate(R) Black, 220V System       Diplomate(R)    S          12/2000
OM5201013G          Diplomate(R) System, 220V Grey        Diplomate(R)    S          12/2000
OM5201013W1         Diplomate(R) System, 220V White       Diplomate(R)    S          12/2000
OM5201013W2         Diplomate(R) Console Wht 220V         Diplomate(R)    S          12/2000
OM5201014B          Diplomate(R) Black 240V System        Diplomate(R)    S          12/2000
OM5201014G          Diplomate(R) System, 240V Grey        Diplomate(R)    S          12/2000
OM5201014W1         Diplomate(R) System, 240V White       Diplomate(R)    S          12/2000
OM5201014W2         Diplomate(R) Console Wht 240V         Diplomate(R)    S          12/2000
OM5201015B          Diplomate(R) System, 220V Black       Diplomate(R)    S          12/2000
OM5201015G          Diplomate(R) System, 220V Grey        Diplomate(R)    S          12/2000
OM5201015W1         Diplomate(R) System, 240V White       Diplomate(R)    S          12/2000
OM5201015W2         Diplomate(R) System, 240V White       Diplomate(R)    S          12/2000
OM528001            Diplomate(R) White Remote Control     Diplomate(R)    S          12/2004
OM528501            Diplomate(R) Black Remote Control     Diplomate(R)    S          12/2005
OM4101016           Diplomax(TM) 100V BlackMax            Diplomax(TM)    M,S        ON GOING
OM4101017           Diplomax(TM) 120V System              Diplomax(TM)    M,S        ON GOING
OM4101018           Diplomax(TM) 220V System              Diplomax(TM)    M,S        ON GOING
OM4101019           Diplomax(TM) 240V System              Diplomax(TM)    M,S        ON GOING
OM4130011           Console Footswitch, 3 CPI             Diplomax(TM)    M,S        ON GOING
OM418501            Diplomax(TM) Remote Control           Diplomax(TM)    M,S        ON GOING
OM418502            Phacompo Black Max Remote Control     Diplomax(TM)    M,S        ON GOING
RFOOTP3             Footswitch 3 CPI Reconditioned        Diplomax(TM)    M,S        ON GOING
RM120               Diplomax(TM) Consol 120V              Diplomax(TM)    M,S        ON GOING
                       Reconditioned
OM770101P2          Electric IV Pole 120V                 IV Pole         M,S        ON GOING
OM770101P3          Electric IV Pole 220V                 IV Pole         M,S        ON GOING
OM770101P4          Electric IV Pole 240V                 IV Pole         M,S        ON GOING
RES120              Std w/Elec IV Pole 120V               IV Pole         M,S        ON GOING
                       Reconditioned
RES240              Std W/Elec IV Pole 240V               IV Pole         M,S        ON GOING
                       Reconditioned
OM5230011           Console Footswitch                    Opsys(R)        S          12/2005
OM66010112          Opsys(R) MMP 3 System, 120V           Opsys(R)        S          12/2005
OM66010113          Opsys(R) MMP 3 System, 220V           Opsys(R)        S          12/2002
OM66010114          Opsys(R) MMP 3 System, 240V           Opsys(R)        S          12/2002
OM6601017           Opsys(R) MMP System, 120V             Opsys(R)        S          12/2002
OM6601018           Opsys(R) MMP System, 220V             Opsys(R)        S          12/2002
OM6601019           Opsys(R) MMP System, 240V             Opsys(R)        S          12/2002
OM667501            Opsys(R) MMP Remote Control           Opsys(R)        S          12/2002
OM6701017           Opsys(R) 120V System                  Opsys(R)        S          12/2005
OM6701018           Opsys(R) 220V System                  Opsys(R)        S          12/2002
OM6701019           Opsys(R) 240V System                  Opsys(R)        S          12/2002
OM677501            Opsys(R) Remote Control               Opsys(R)        S          12/2005
RFOOTP              Footswitch, Console, Recond           Opsys(R)        S          12/2005
RMP3120             Opsys(R) MMP3 Console, 120V           Opsys(R)        S          12/2005
ROP120              Opsys(R) Console, 120V                Opsys(R)        S          12/2005
SOV680002           Sovereign(TM) Signature Cart          Sovereign(TM)   M,S        ON GOING
SOV680135           Sovereign(TM) Remote Control          Sovereign(TM)   M,S        ON GOING

                                                                        TECH          END OF
PRODUCT                         DESCRIPTION                  FAMILY     TRSFR         SERVICE
-------                         -----------                  ------     -----         -------
SOV680300           Sovereign(TM) System Assembly         Sovereign(TM)   M,S        ON GOING
SOV680700           Sovereign(TM) Footpedal               Sovereign(TM)   M,S        ON GOING
RB120               Diplomate(R) 120V console             Diplomate(R)    S          12/2005
                       Refurbished
RB240               Diplomate(R) 240V console             Diplomate(R)    S          12/2000
                       Refurbished
RG120               Diplomate(R) 120V gray console        Diplomate(R)    S          12/2002
                       Refurbished
RW120               Diplomate(R) 120V white console       Diplomate(R)    S          12/2002
                       Refurbished
RFOOTP3             Diplomax(TM) Footswitch 3 CPI         Diplomax(TM)    M,S        ON GOING
                       refurbished
RM120               Diplomax(TM) Console refurbished      Diplomax(TM)    M,S        ON GOING
400-0470            Prestige(TM) Radial Foot Pedal        Prestige(TM)    M,S        ON GOING
400-0475            Prestige(TM) Closed Toe Foot Pedal    Prestige(TM)    M,S        ON GOING
400-0575            Prestige(TM) Control Center Remote    Prestige(TM)    M,S        ON GOING
400-0830            Prestige(TM) Command Power Pole       Prestige(TM)    M,S        ON GOING
400-7000            Prestige(TM) Console, 120V            Prestige(TM)    M,S        ON GOING
400-7010            Prestige(TM) Console, 100V            Prestige(TM)    M,S        ON GOING
400-7022            Prestige(TM) Console, 220V            Prestige(TM)    M,S        ON GOING
400-7024            Prestige(TM) Console, 240V            Prestige(TM)    M,S        ON GOING
RFOOTP3             Diplomax(TM) Footswitch 3 CPI         Diplomax(TM)    M,S        ON GOING
                       refurbished
400-3000            3000 Series                           Four Plus       S          12/2001
400-5000            5000 Series                           Four Plus       S          12/2001
400-0400            Four Plus Footswitch                  Four Plus       S          12/2001
400-0900            Four Plus Cart                        Four Plus       S          12/2001
400-6000            6000 Series Console                   Phaco Plus      S          12/2003
400-6100            6100 Series Console                   Phaco Plus      S          12/2003
400-6200            6200 Series Console                   Phaco Plus      S          12/2003
400-6300            6300 Series Console                   Phaco Plus      S          12/2003
400-6303            Sensory V Console RU                  Phaco Plus      S          12/2003
400-0910            Phaco Plus Cart with IV Pole          Phaco Plus      S          12/2003
400-0410            Phaco Plus Footpedal                  Phaco Plus      S          12/2003
400-0850            Power IV Pole 100/120                 Phaco Plus      S          12/2003
400-0420            Sensory V Footpedal                   Phaco Plus      S          12/2003
400-0920            Sensory V Cart                        Phaco Plus      S          12/2003

                                   EXHIBIT "B"

            DIPLOMAX CONFIGURATION SHEET & CERTIFICATE OF CONFORMANCE


AMO P/N OM4101017     120V [ ] NEW                AMO P/N AM4101016     100V [ ]
AMO P/N 0M4101018     220V [ ]                    AMO P/N OM4101019     240V [ ]
AMO P/N RM120         120V [ ] RECONDITIONED


  INSTRUMENT S/N                                 SOFTWARE P/N______
  INSTRUMENT P/N                                 SOFTWARE REV._____
  CHASSIS                                        INSPECTION DATE___
  VOLTAGE                                        FOOTPEDAL P/N_____
  AMPS              HZ                           FOOTPEDAL S/N_____


                                                     REV          INITIAL/DATE
CONFIGURATION DATE SHEET (P/N 48801)
IN-PROCESS PROBLEM WORKSHEET (P/N 46124)
IN-PROCESS CHECK SHEET (TLR410101)
     P/N              DESCRIPTION          SERIAL NO.
   410701          VALVE DRIVER PCB
   411504               CPU PCB
   520701             DRIVER PCB
    52440          FRONT PANEL PCBA
  4116011          EPROM IC REVISION
     or
   4116012
QA DIPLOMAX INSPECTION CHECK SHEET (TRL410101)

                              Certification of Conformance

                              I, the undersigned, hereby declare that the
                              Product specified above was produced, packaged,
                              tested and shipped in conformance with the Device
                              Master Record, and is in full compliance with all
 ___ SHIPPING CLEARANCE       Product Specifications, cGMPs, and other
                              applicable laws, regulations and requirements.

                              Place: Dublin, California   Signature_____________
                              Date:  __________________   Print Name____________
                                                          Title Quality Control
                                                                Inspector
                                                                Humphrey Systems